Exhibit 99.1

News Announcement

CONTACT:
Richard Gaetz, President/CEO	Robert Rinderman
Sean Washchuk, VP Finance/CFO	Steven Hecht
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VTNC@jcir.com
FOR IMMEDIATE RELEASE
VITRAN CORPORATION MODIFIES CURRENT DEBT ARRANGEMENT,
REDUCING INTEREST COSTS AND EXTENDING TERM TO 2012
TORONTO, ONTARIO (August 7, 2007) – Vitran Corporation Inc. (NASDAQ: VTNC, TSX: VTN), a North American transportation and logistics firm, today announced that it has signed a new, five-year bank syndication agreement, replacing the agreement expiring in 2009, with a seven-bank syndicate led by JPMorgan Chase Bank.
Under the agreement, Vitran:
•	Increased liquidity on its $160 million credit facilities and improved terms and conditions with a new loan structure that is more flexible and better suited to the company’s North American operations

•	Reduced its interest rate spread for LIBOR and Canadian BA-rated loans by a minimum of 87.5 basis points

•	Added a $50 million ‘Accordion’ feature whereby the Company can secure additional borrowing, as it requires
Vitran President and Chief Executive Officer Rick Gaetz stated, “The additional borrowing capacity and lower interest expense afforded by the JPMorgan Chase-led bank syndicate are key ingredients in Vitran’s next phase of growth as we work to further expand our North American freight network in the U.S. After a one-time write-off of $0.5 million in previously capitalized syndication fees we expect to save $0.9 million to $1.2 million in annual interest expense based on current drawn debt at current rates.”
About Vitran Corporation Inc.
Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (NASDAQ: VTNC, TSX: VTN), visit the website at www.vitran.com.

Vitran Corporation, 8/3/07	page 2 of 2
This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements may be generally identifiable by use of the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project”, “may”, “plans”, “continue”, “will”, “focus should” “endeavor” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran’s actual results, performance or achievements to differ materially from those projected in the forward-looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading “General Risks and Uncertainties.” Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.
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